Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 23, 2005, relating to the financial statements and financial statement schedules of The New York Times Company and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of The New York Times Company for the year ended December 26, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/Deloitte & Touche LLP

New York, New York

March 9, 2005